EXHIBIT 99.1

First Niagara Reports First Quarter 2015 Results

First Quarter 2015 Highlights:

  First quarter operating earnings of $0.15 per diluted share, excluding restructuring charges
    GAAP earnings of $0.12 per diluted share
  Operating revenues of $345 million were consistent with prior quarter and year-ago quarter
    Net interest margin declined 4 basis point QOQ reflecting low interest rate environment
  Average loans up 4% annualized QOQ
    Average commercial business and real estate loans increased 5% QOQ
    Average consumer loan growth increased 2% QOQ driven by Indirect Auto and Home Equity balances
  Average consumer checking balances increased 11% annualized QOQ and 5% YOY
    Transactional deposits averaged 38% of deposits, up from 36% a year-ago
    Apple Pay and Deposit Online Account Opening (OAO) capabilities launched in the first quarter
  Strong credit quality maintained
    NCOs averaged 0.31% of originated loans, 13 basis points lower QOQ
  The GAAP tax rate increased to 28% in the first quarter of 2015, from low levels in 2014

BUFFALO, N.Y., April 24, 2015 (GLOBE NEWSWIRE) -- First Niagara Financial Group, Inc. (Nasdaq:FNFG) today reported GAAP net income available to common shareholders of $43.8 million, or $0.12 per diluted share for the first quarter of 2015, compared to $52.7 million, or $0.15 per diluted share, for the quarter ended March 31, 2014. Excluding certain non-operating restructuring items incurred during the first quarter of 2015, operating net income available to common shareholders was $54.7 million, or $0.15 per diluted share, compared to $61.0 million, or $0.17 per diluted share in the year-ago quarter.

"Our first-quarter results demonstrate our strong core business fundamentals and the progress we are making to provide a faster, easier, simpler and more secure banking experience for our customers, which will drive increased value for our shareholders," said Gary M. Crosby, President and Chief Executive Officer. "We recently launched our new Online Deposit Account Opening solution which enables our customers to choose the products they want and open their accounts using their mobile, tablet or desktop devices. Early customer experience shows account opening rates that are two times greater than our previous experience."

"Compared to the prior quarter, total operating expenses declined 2% reflecting strong expense management more than offsetting seasonal pressures from certain expense items such as payroll taxes," said Gregory W. Norwood, Chief Financial Officer. "Salaries and benefits expenses also decreased 5% from the year-ago quarter driven primarily by the previously disclosed Organization Simplification initiative. Average consumer checking deposit balances increased 11% annualized sequentially driven both by balance growth and new customer acquisition."

First Quarter Results Summary

In the first quarter of 2015, First Niagara reported GAAP net income available to common shareholders of $43.8 million, or $0.12 per diluted share, which included $11 million in after-tax restructuring expenses, or $0.03 per diluted share, incurred primarily in connection with previously announced branch consolidations and the Organizational Simplification initiative completed in the first quarter. Excluding non-operating items as detailed in the accompanying table, first quarter 2015 operating net income available to common shareholders was $54.7 million, or $0.15 per diluted share, compared to $0.15 per diluted share in the fourth quarter of 2014.

Compared to the prior quarter, average loans increased 4% annualized. Average commercial business and real estate loans increased 5% annualized over the prior quarter, driven by increases in commercial real estate volumes. Average consumer loans increased 2% annualized driven by increases in indirect auto and home equity balances. Average consumer interest-bearing and noninterest-bearing checking account balances increased 11% annualized to $5.2 billion, driven by higher balances held by customers as well as strong customer response to the Company's Simple Checking product launched in August 2014. Average transactional deposit balances, which include interest-bearing and noninterest-bearing checking accounts currently represent 38% of the company's deposit balances, up from 36% a year ago.

Operating revenues were flat to the prior quarter, reflecting two less days in the first quarter and offset by the historic tax credit amortization which reduced noninterest income in the prior quarter. Net interest income decreased 3% in the first quarter compared to the prior quarter primarily driven by fewer days in the quarter, lower commercial real estate prepayment fees as well as continued impact of reinvestments and re-pricing of assets in the current low interest rate environment. Net interest margin was 3.07%, down 4 basis points from the prior quarter, in-line with the company's expectations. Noninterest income increased 7% from the prior quarter which included $11 million in historic tax credit (HTC) amortization. Excluding HTC amortization, noninterest income declined $6 million sequentially, reflecting moderation in capital markets income from record levels in the fourth quarter as well as normal seasonal declines in deposit service charges and merchant and card fees. In the first quarter, non-GAAP operating expenses were $244 million and declined $5 million from the prior quarter where strong expense management offset normal seasonal increases typical in the first quarter.

The provision for loan losses on originated loans totaled $11 million in the first quarter of 2015, compared to $31 million in the prior quarter. Net charge-offs equaled 0.31% of average originated loans, a decrease of 13 basis points from 0.44% in the fourth quarter. At March 31, 2015, originated criticized loans decreased 5% from the prior quarter. Nonperforming originated loans were $198 million, or 1.01% of originated loans, compared to 0.90% at the end of the prior quarter.

Operating Results (Non-GAAP)	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Net interest income	$ 262.9	$ 269.8	$ 273.3	$ 271.8	$ 270.7
Provision for credit losses	12.8	35.7	16.7	19.8	23.7
Noninterest income	82.2	77.2	75.4	80.9	76.7
Noninterest expense	243.5	248.2	249.5	244.1	238.4
Operating net income	62.2	60.7	74.0	75.9	68.6
Preferred stock dividend	7.5	7.5	7.5	7.5	7.5
Operating net income available to common	$ 54.7	$ 53.2	$ 66.5	$ 68.3	$ 61.0
Weighted average diluted shares outstanding	352.6	352.2	351.9	351.5	351.4
Operating earnings per diluted share	$ 0.15	$ 0.15	$ 0.19	$ 0.19	$ 0.17

Reported Results (GAAP)	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Operating net income before non-op. items	$ 62.2	$ 60.7	$ 74.0	$ 75.9	$ 68.6
Non-operating items (a)	10.9	(8.4)	994.1	--	8.4
Net Income / (loss)	51.4	69.1	(920.0)	75.9	60.2
Preferred stock dividend	7.5	7.5	7.5	7.5	7.5
Net income / (loss) available to common	$ 43.8	$ 61.5	$ (927.6)	$ 68.3	$ 52.7
Weighted average diluted shares outstanding	352.6	352.2	350.4	351.5	351.4
Earnings per diluted share	$ 0.12	$ 0.17	$ (2.65)	$ 0.19	$ 0.15

All amounts in millions except earnings per diluted share.
(a) Q1 2015: Restructuring charges primarily related to staffing realignment, branch consolidations and third-party professional fees incurred in connection with the overstatement of allowance resulting from mid-level employee misconduct, net of taxes.
Q4 2014: Benefit from reversal of process issue reserve related to certain customer deposit accounts less severance and other restructuring charges related to Organizational Simplification initiative, net of taxes.
Q3 2014: $1.1 billion non-cash goodwill impairment charge, reserves related to a process issue, and restructuring charges primarily related to branch realignment, net of taxes.
Q1 2014: Restructuring charges primarily related to severance expense and branch realignment, net of taxes.

Loans

Average total loans increased 4% annualized from the prior quarter, driven by increases in the company's commercial real estate, indirect auto and home equity portfolios.

Average commercial loans, which include commercial business (C&I) and commercial real estate (CRE) loans, increased to $14.1 billion, or a 5% annualized increase from the prior quarter, driven by growth in commercial real estate volumes primarily in the Eastern Pennsylvania and New England markets. Average CRE loans increased 9% annualized to $8.3 billion. C&I loans averaged $5.8 billion and were relatively flat compared to the prior quarter given the company's focus on relationship pricing and prudent underwriting in the current competitive environment, and to a lesser extent principal pay-downs.

Average indirect auto loan balances increased 11% annualized or by $55 million to $2.2 billion as new originations were partially offset by increasing pay-downs. Indirect auto originations during the quarter moderated to $235 million driven by cold weather conditions which impacted car sales as well as the company's decision to be more selective on pricing. New originations in the first quarter yielded 3.25%, net of dealer reserve, an increase of 16 basis points compared to the prior quarter originations at a weighted average FICO score of 755. Average residential real estate loans decreased $26 million, or 3% annualized driven by increased prepayment of adjustable rate mortgages and the company's limited appetite for longer-duration mortgage assets. Home equity balances increased for the eighth consecutive quarter to $2.9 billion, or 4% annualized from the prior quarter reflecting higher customer draws and the benefits of promotional and cross-sell campaigns.

Deposits

Average consumer deposit balances increased 5% annualized from the prior quarter driven by higher customer balances, new account acquisitions and successful money market deposit promotional campaigns. This increase was offset by seasonal declines in business deposits as well as lower municipal and brokered time deposits.

Average consumer interest-bearing and noninterest-bearing checking account balances increased 11% annualized to $5.2 billion, driven by higher balances held by customers as well as strong customer response to the company's Simple Checking product launched in August 2014. A 21% annualized increase in average consumer noninterest-bearing checking deposit balances was more than offset by seasonal declines in business noninterest-bearing checking account balances, driving a 4% decrease in overall noninterest-bearing checking account balances. Total interest-bearing checking balances averaged $5.0 billion, a 4% annualized decrease from the prior quarter as an 8% increase in consumer interest-bearing checking balances was more than offset by decreases in municipal interest-bearing checking deposits.

Average transactional deposit balances, which include interest-bearing and noninterest-bearing checking accounts, decreased an annualized 4% over the prior quarter and currently represent 38% of the company's deposit balances, up from 36% a year ago.

Money market deposit balances increased 4% annualized reflecting promotional marketing campaigns. Time deposits declined 12% annualized to $3.8 billion driven primarily by a $98 million decrease in brokered deposits.

The average cost of interest-bearing deposits increased 3 basis points to 0.28% from the prior quarter, reflecting the impact of promotional deposit campaigns to gather money market deposit balances as well as purchase accounting mark-to-market adjustments on maturing acquired certificate of deposits.

Net Interest Income

First quarter 2015 GAAP net interest income decreased $7 million or 3% from the prior quarter to $263 million. Approximately half of the sequential decline in net interest income was driven by two less days in the first quarter. The remainder of the decrease was driven by lower commercial real estate prepayment fees, deposit promotional pricing campaigns as well as the continued impact of reinvestments and re-pricing of assets in the current low interest rate environment. Average earning assets increased 4% annualized from the prior quarter, driven by growth in both loans and securities.

Net interest margin declined 4 basis points from the prior quarter to 3.07%, reflecting continued compression of earning asset yields in the current low interest rate environment, expiration of certain favorable purchase accounting marks on acquired certificate of deposits, as well as impact of deposit pricing promotional campaigns.

Credit Quality

At March 31, 2015, the allowance for loan losses was $231 million, compared to $234 million at December 31, 2014. Nonperforming assets were $247 million and comprised 0.63% of total assets, compared to $224 million or 0.58% of total assets at December 31, 2014. Total criticized loans decreased 4% from the prior quarter.

Information for both the originated and acquired portfolios follows.

	Q1 2015			Q4 2014
$ in millions	Originated	Acquired	Total	Originated	Acquired	Total
Provision for loan losses*	$ 11.1	$ 3.0	$ 14.2	$ 31.0	$ 3.2	$ 34.2
Net charge-offs	15.0	2.3	17.3	21.0	1.7	22.7
NCOs/ Avg Loans	0.31%	0.25%	0.30%	0.44%	0.17%	0.40%
Total loans**	$ 19,529	$ 3,590	$ 23,118	$ 19,295	$ 3,742	$ 23,037

(*) Excludes provision for unfunded commitments of $(1.4) million and $1.5 million in 1Q15 and 4Q14, respectively
(**) Acquired loans before associated credit discount; see accompanying tables for further information

Originated loans

The provision for loan losses on originated loans totaled $11 million and decreased from $31 million in the fourth quarter of 2014 which included an $10 million provision toward one Western Pennsylvania credit serving the energy sector, a $5 million provision towards an unrelated commercial credit that the company exited in March 2015, and a $5 million provision to cover exposure to other borrowers servicing the energy sector following the recent fall in oil and gas prices.

Net charge-offs in the first quarter equaled $15 million or 31 basis points of average originated loans, compared to $21 million or 44 basis points in the prior quarter.

At March 31, 2015, nonperforming originated loans comprised 1.01% of originated loans, compared to 0.90% at December 31, 2014. This increase was driven by the addition of a few large and discrete commercial credits to nonperforming status and lower resolutions. The loss content related to the increased nonperforming loans is expected to be low because they are well-secured.

At March 31, 2015, the allowance for loan losses on originated loans totaled $224 million or 1.15% of such loans, compared to $228 million or 1.18% of such loans at December 31, 2014. This decline is primarily related to the first quarter charge-off of the commercial credit that the company exited in March but recorded the provision expense in the fourth quarter of 2014.

Acquired loans

The provision for losses on acquired loans totaled $3 million, relatively unchanged from the prior quarter. Net charge-offs on the acquired portfolio totaled $2 million during the quarter, also consistent with the prior period. At March 31, 2015, the allowance for loan losses on acquired loans totaled $7 million, compared to $6 million at December 31, 2014. Acquired nonperforming loans totaled $30 million, unchanged from the prior quarter. At March 31, 2015, remaining credit marks available to absorb losses on a pool-by-pool basis totaled $92 million.

Noninterest Income

First quarter 2015 noninterest income of $82 million increased 7% or $5 million compared to the prior quarter which included $11 million in historic tax credit amortization (HTC). Excluding the impact of HTC amortization in the fourth quarter, noninterest income decreased $6 million or 7% from the prior quarter driven by seasonally lower deposit service charges and merchant and card fees as well as moderation in capital markets revenues from record levels in the fourth quarter.

Capital markets income decreased $4 million sequentially reflecting lower derivative sales and volumes from exceptionally strong and record fourth quarter levels. Deposit service charges decreased $2 million or 10% from the prior quarter driven by seasonal patterns and lower NSF incident rates. Merchant and card fees declined 9% to $12 million reflecting normal seasonality and to a lesser extent severe winter weather.

Insurance commissions increased $1 million or 6% from the prior quarter, primarily driven by typical first quarter strength in renewal activity that was consistent with the prior year. Mortgage banking revenues increased modestly from the prior quarter driven by higher locked volumes and gain-on-sale margin. Wealth management services income increased 2% from the prior quarter to $15 million driven by stronger variable rate annuity and mutual fund sales.

Noninterest Expense

Excluding non-operating items in both quarters, expenses totaled $244 million in the first quarter of 2015, or $5 million lower than the fourth quarter of 2014. Reported first quarter expenses of $261 million included pre-tax restructuring charges of $18 million primarily related to severance and other expenses from previously announced branch consolidations and the Organizational Simplification initiative. Fourth quarter 2014 expenses totaled $234 million and included a benefit of $23 million related to reversal of reserves recognized to address a previously disclosed process issue related to certain customer deposit accounts as well as $9 million in restructuring charges.

Salaries and benefits expenses increased $1 million compared to the prior quarter as $4 million in lower salaries from lower headcount were offset by typical resetting of payroll taxes and other seasonal benefits expenses. On a year-over-year basis, salaries and benefits expenses decreased 5% driven by a 7% decline in headcount. Occupancy and equipment expense decreased $1 million due primarily to branch consolidations. Marketing and advertising expenses moderated $2 million from elevated fourth quarter levels. Professional services fees decreased $4 million from elevated professional fees incurred for other corporate activities in the fourth quarter of 2014.

In the first quarter of 2015, the operating efficiency ratio was 70.5%, compared to 71.5% in the prior quarter.

Effective Tax Rate

The effective tax rate, on a GAAP basis, was 28% in the first quarter, compared to 10% in the prior quarter, primarily reflecting the expiration of previously disclosed tax strategies.

Capital

At March 31, 2015, all regulatory capital ratios and amounts were calculated under the Basel III standardized transitional approach. The company's estimated consolidated Total Risk Based capital and Common Equity Tier 1 capital ratios were 12.0% and 8.5% respectively. At December 31, 2014, the comparable Total Risk Based and Tier 1 Common Equity ratios were 11.8% and 8.2%, respectively.

The company remains well above current regulatory guidelines for well-capitalized institutions.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with approximately 390 branches, $39 billion in assets, $28 billion in deposits, and approximately 5,300 employees providing financial services to individuals, families and businesses across New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

Investor Call

A conference call will be held at 8:30 a.m. Eastern Time on Friday, April 24, 2015 to discuss the company's financial results. Those wishing to participate in the call may dial toll-free 1-888-456-0351 with the passcode: FNFG. Presentation slides will be used during the earnings conference call and are available under the investor relations tab of our website at www.firstniagara.com. A replay of the call will be available until June 1, 2015 by dialing 1-800-937-2124, passcode: 42415.

Non-GAAP Measures - This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). The company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the company's results and to assess performance in relation to the company's ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) execution risk associated with the announced investment plan; (7) regulatory approval to continue payment of common and preferred dividends.

First Niagara Financial Group, Inc.
Income Statement Highlights - Reported Basis
(in thousands, except per share amounts)

	2015	2014				2013
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income:
Loans and leases	$ 210,371	$ 214,609	$ 212,452	$ 210,218	$ 209,644	$ 213,778
Investment securities and other	86,280	86,919	91,668	91,566	90,421	96,020
Total interest income	296,651	301,528	304,120	301,784	300,065	309,798

Interest expense:
Deposits	15,344	14,295	13,590	13,183	12,236	12,941
Borrowings	18,363	17,450	17,251	16,789	17,082	16,579
Total interest expense	33,707	31,745	30,841	29,972	29,318	29,520

Net interest income	262,944	269,783	273,279	271,812	270,747	280,278
Provision for credit losses	12,765	35,706	16,700	19,800	23,700	32,000
Net interest income after provision	250,179	234,077	256,579	252,012	247,047	248,278

Noninterest income:
Deposit service charges	20,389	22,611	20,373	23,733	23,356	25,726
Insurance commissions	15,714	14,764	18,352	17,343	15,691	15,431
Merchant and card fees	11,907	13,043	12,991	12,834	11,504	12,567
Wealth management services	14,650	14,404	15,367	15,949	15,587	15,441
Mortgage banking	4,887	4,600	4,358	5,241	3,396	2,754
Capital markets income	4,152	8,312	3,509	2,917	3,623	6,310
Lending and leasing	4,353	4,567	3,914	4,680	4,732	4,140
Bank owned life insurance	3,592	3,187	3,080	3,145	5,405	6,027
Other income	2,600	(8,311)	(6,552)	(4,985)	(6,570)	916
Total noninterest income	82,244	77,177	75,392	80,857	76,724	89,312

Noninterest expense:
Salaries and employee benefits	111,973	110,985	116,245	117,728	117,940	113,754
Occupancy and equipment	27,332	28,379	27,450	28,553	27,876	27,420
Technology and communications	35,061	33,940	31,465	31,140	30,345	29,483
Marketing and advertising	9,863	11,584	7,746	8,439	7,364	4,879
Professional services	13,070	16,644	13,988	13,029	11,923	9,314
Amortization of intangibles	6,205	6,432	6,521	6,790	7,509	7,562
Federal deposit insurance premiums	11,158	11,911	9,579	9,756	8,855	7,431
Restructuring charges	17,517	9,066	2,364	--	10,356	--
Goodwill impairment	--	--	1,100,000	--	--	--
Deposit account remediation	--	(23,000)	45,000	--	--	--
Other expense	28,859	28,371	36,467	28,680	26,568	27,305
Total noninterest expense	261,038	234,312	1,396,825	244,115	248,736	227,148

Income (loss) before income tax	71,385	76,942	(1,064,854)	88,754	75,035	110,442
Income tax expense (benefit)	20,000	7,875	(144,808)	12,879	14,825	32,752
Net income (loss)	51,385	69,067	(920,046)	75,875	60,210	77,690
Preferred stock dividend	7,547	7,547	7,547	7,547	7,547	7,547
Net income (loss) available to common stockholders	$ 43,838	$ 61,520	$ (927,593)	$ 68,328	$ 52,663	$ 70,143

Financial Ratios:
Earnings (loss) per basic share	$ 0.12	$ 0.17	$ (2.65)	$ 0.19	$ 0.15	$ 0.20
Earnings (loss) per diluted share	$ 0.12	$ 0.17	$ (2.65)	$ 0.19	$ 0.15	$ 0.20
Weighted average shares outstanding - basic(1)	350,741	350,444	350,381	350,229	349,906	349,718
Weighted average shares outstanding - diluted(1)	352,621	352,152	350,381	351,541	351,408	350,699
Net revenue(2)	$ 345,188	$ 346,960	$ 348,671	$ 352,669	$ 347,471	$ 369,590
Noninterest income as a percentage of net revenue(2)	23.83%	22.24%	21.62%	22.93%	22.08%	24.17%
Pre-tax, pre-provision income (loss)(3)	$ 84,150	$ 112,648	$ (1,048,154)	$ 108,554	$ 98,735	$ 142,442
Pre-tax, pre-provision income per diluted share(3)	$ 0.24	$ 0.32	$ (2.99)	$ 0.31	$ 0.28	$ 0.41
Pre-tax, pre-provision return on average assets(3)	0.88%	1.17%	(10.8)%	1.14%	1.06%	1.51%
Net interest margin(4)	3.07%	3.11%	3.21%	3.26%	3.33%	3.41%
Interest yield on average loans(4)	3.75%	3.78%	3.80%	3.89%	3.98%	4.04%
Rate paid on interest-bearing liabilities	0.48%	0.45%	0.44%	0.44%	0.44%	0.43%
Efficiency ratio	75.6%	67.5%	400.6%	69.2%	71.6%	61.5%
Expenses as a percentage of average loans and deposits	2.05%	1.85%	11.19%	1.97%	2.06%	1.89%
Effective tax rate (benefit)	28.0%	10.2%	(13.6)%	14.5%	19.8%	29.7%
Return on average assets(5)	0.54%	0.72%	(9.46)%	0.80%	0.65%	0.82%
Return on average equity(5)	5.05%	6.62%	(71.57)%	6.01%	4.85%	6.18%
Return on average tangible equity(3)(5)	7.68%	10.07%	(141.16)%	12.01%	9.79%	12.64%
Return on average common equity	4.69%	6.42%	(77.27)%	5.80%	4.55%	5.99%
Return on average tangible common equity(3)	7.48%	10.24%	(163.71)%	12.48%	9.90%	13.25%

(1) Share count excludes unallocated ESOP shares prior to January 1, 2015 and unvested restricted stock shares.
(2) Net revenue is comprised of net interest income and noninterest income.
(3) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(4) Yields and rates calculated on a tax equivalent basis.
(5) Return used to calculate ratio excludes preferred stock dividend.

First Niagara Financial Group, Inc.
Period End Balance Sheet
(in thousands)

	2015	2014				2013
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
Cash and cash equivalents	$ 387,676	$ 420,033	$ 451,313	$ 557,423	$ 503,070	$ 462,927
Investment securities:
Available for sale	5,911,419	5,915,338	6,198,140	6,683,914	7,060,237	7,423,162
Held to maturity	6,214,561	5,941,621	5,351,977	4,834,279	4,467,213	4,042,481
FHLB and FRB common stock	375,090	411,857	389,870	434,322	437,550	469,217
Total investment securities	12,501,070	12,268,816	11,939,987	11,952,515	11,965,000	11,934,860
Loans held for sale	48,755	39,825	31,245	45,446	34,465	50,137
Loans and leases:
Commercial:
Real estate	8,287,108	8,204,027	8,013,622	7,940,977	7,867,724	7,777,903
Business	5,790,980	5,775,413	5,836,235	5,741,684	5,470,177	5,290,392
Total commercial loans	14,078,088	13,979,440	13,849,857	13,682,661	13,337,901	13,068,295
Consumer:
Residential real estate	3,330,216	3,353,081	3,360,805	3,358,347	3,389,071	3,447,997
Home equity	2,943,844	2,936,123	2,886,655	2,835,421	2,767,024	2,752,229
Indirect auto	2,200,913	2,166,320	2,073,843	1,871,688	1,655,489	1,543,983
Credit cards	301,228	324,113	312,549	311,640	305,663	325,140
Other consumer	263,985	278,305	286,140	286,062	295,692	302,009
Total consumer loans	9,040,186	9,057,942	8,919,992	8,663,158	8,412,939	8,371,358
Total loans and leases	23,118,274	23,037,382	22,769,849	22,345,819	21,750,840	21,439,653
Allowance for loan losses	231,138	234,251	222,753	219,426	213,937	209,274
Loans and leases, net	22,887,136	22,803,131	22,547,096	22,126,393	21,536,903	21,230,379
Bank owned life insurance	428,454	426,192	423,376	420,230	417,031	415,205
Goodwill and other intangibles	1,410,800	1,417,005	1,423,437	2,528,481	2,535,271	2,542,783
Other assets	1,243,588	1,176,036	1,155,588	997,120	999,469	992,071
Total assets	$ 38,907,479	$ 38,551,038	$ 37,972,042	$ 38,627,608	$ 37,991,209	$ 37,628,362

Deposits:
Savings accounts	$ 3,488,441	$ 3,451,616	$ 3,458,661	$ 3,626,750	$ 3,664,765	$ 3,666,759
Interest-bearing checking	5,158,264	5,084,456	5,055,458	4,743,684	4,929,302	4,743,829
Money market deposits	10,368,358	9,962,220	9,894,346	9,834,344	10,106,569	9,739,539
Noninterest-bearing deposits	5,500,484	5,407,382	5,308,736	5,284,037	5,101,681	4,865,873
Certificates of deposit	3,734,226	3,875,563	3,952,879	3,955,754	3,795,438	3,649,257
Total deposits	28,249,773	27,781,237	27,670,080	27,444,569	27,597,755	26,665,257

Short-term borrowings	4,739,264	5,471,974	4,928,762	4,890,343	4,137,496	4,822,222
Long-term borrowings	1,233,550	733,620	733,684	733,337	733,384	733,883
Other liabilities	559,646	471,449	543,813	477,685	495,589	413,647
Total liabilities	34,782,233	34,458,280	33,876,339	33,545,934	32,964,224	32,635,009
Preferred stockholders' equity	338,002	338,002	338,002	338,002	338,002	338,002
Common stockholders' equity	3,787,244	3,754,756	3,757,701	4,743,672	4,688,983	4,655,351
Total stockholders' equity	4,125,246	4,092,758	4,095,703	5,081,674	5,026,985	4,993,353
Total liabilities and stockholders' equity	$ 38,907,479	$ 38,551,038	$ 37,972,042	$ 38,627,608	$ 37,991,209	$ 37,628,362

Selected balance sheet information:
Total interest-earning assets(1)	$ 35,594,208	$ 35,310,447	$ 34,720,650	$ 34,305,451	$ 33,684,828	$ 33,396,058
Total interest-bearing liabilities	28,722,103	28,579,449	28,023,790	27,784,211	27,366,955	27,355,489
Net interest-earning assets	$ 6,872,105	$ 6,730,998	$ 6,696,860	$ 6,521,240	$ 6,317,873	$ 6,040,569

Tangible common equity(1)(2)	$ 2,376,444	$ 2,337,751	$ 2,334,263	$ 2,215,191	$ 2,153,712	$ 2,112,568
Unrealized gain on available for sale securities, net of tax(3)	68,194	52,244	55,052	86,244	72,579	63,930

Total core deposits	$ 24,515,547	$ 23,905,674	$ 23,717,201	$ 23,488,815	$ 23,802,317	$ 23,016,000

Originated loans(4)	$ 19,528,609	$ 19,295,553	$ 18,841,896	$ 18,196,302	$ 17,388,542	$ 16,922,161
Acquired loans(5)	3,681,354	3,834,931	4,028,091	4,254,750	4,475,593	4,642,775
Credit related discount on acquired loans(6)	(91,689)	(93,102)	(100,138)	(105,233)	(113,295)	(125,283)
Total Loans	$ 23,118,274	$ 23,037,382	$ 22,769,849	$ 22,345,819	$ 21,750,840	$ 21,439,653

(1) Includes interest bearing cash and cash equivalents, investment securities at amortized cost, loans held for sale, and total loans and leases.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3) Excludes unamortized unrealized gains recorded in accumulated other comprehensive income related to available for sale securities transferred to held to maturity.
(4) Originated loans represent total loans excluding acquired loans.
(5) Carrying value of acquired loans plus the principal not expected to be collected.
(6) Principal on acquired loans not expected to be collected.

First Niagara Financial Group, Inc.
Average Balance Sheet and Related Tax Equivalent Yields & Rates
(in millions)

	For the three months ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average	Interest(1)	Yields	Average	Interest(1)	Yields	Average	Interest(1)	Yields
	Balances		and	Balances		and	Balances		and
			Rates(1)			Rates(1)			Rates(1)
Interest-earning assets:
Loans and leases(2)
Commercial:
Real estate	$ 8,263	$ 74	3.60%	$ 8,087	$ 76	3.68%	$ 7,801	$ 76	3.89%
Business	5,797	50	3.43	5,791	51	3.43	5,413	48	3.56
Total commercial loans	14,060	124	3.53	13,878	127	3.58	13,214	124	3.76
Consumer:
Residential real estate	3,338	32	3.78	3,364	32	3.79	3,416	33	3.88
Home equity	2,939	28	3.91	2,912	29	3.94	2,756	28	4.12
Indirect auto	2,187	15	2.79	2,132	15	2.82	1,613	12	2.93
Credit cards	311	9	11.74	314	9	11.47	314	9	11.64
Other consumer	275	6	8.49	283	6	8.47	300	6	8.64
Total consumer loans	9,050	90	4.02	9,005	91	4.01	8,399	88	4.26
Total loans and leases	23,110	214	3.75	22,883	218	3.78	21,613	212	3.98
Residential MBS	7,180	45	2.49	6,892	43	2.51	5,689	39	2.75
Commercial MBS	1,404	11	3.26	1,512	13	3.37	1,697	14	3.28
Other investment securities (3)	3,554	31	3.52	3,585	32	3.59	4,388	39	3.55
Total securities, at amortized cost	12,138	87	2.88	11,989	88	2.94	11,774	92	3.12
Money market and other investments	158	--	1.01	161	--	1.21	125	1	1.64
Total interest-earning assets	35,406	$ 302	3.45%	35,033	$ 307	3.47%	33,512	$ 305	3.69%
Goodwill and other intangibles	1,414			1,420			2,539
Other noninterest-earning assets	1,887			1,865			1,697

Total assets	$ 38,707			$ 38,318			$ 37,748

Interest-bearing liabilities:
Deposits
Savings accounts	$ 3,432	$ --	0.08%	$ 3,447	$ 1	0.09%	$ 3,631	$ 1	0.08%
Interest-bearing checking	5,001	--	0.03	5,049	--	0.03	4,735	--	0.03
Money market deposits	10,132	7	0.26	10,037	6	0.24	9,887	5	0.20
Certificates of deposit	3,778	8	0.84	3,888	7	0.72	3,647	6	0.70
Total interest bearing deposits	22,343	15	0.28%	22,421	14	0.25%	21,900	12	0.23%
Borrowings
Short-term borrowings	5,125	6	0.46%	4,917	5	0.43%	4,642	5	0.44%
Long-term borrowings	1,027	13	4.98	734	12	6.56	734	12	6.69
Total borrowings	6,152	19	1.21	5,651	17	1.23	5,376	17	1.29
Total interest-bearing liabilities	28,495	$ 34	0.48%	28,072	$ 31	0.45%	27,276	$ 29	0.44%
Noninterest-bearing deposits	5,430			5,485			4,864
Other noninterest-bearing liabilities	654			620			574
Total liabilities	34,579			34,177			32,714
Total stockholders' equity	4,128			4,141			5,034
Total liabilities and stockholders' equity	$ 38,707			$ 38,318			$ 37,748

Net interest income (FTE)		$ 268			$ 275			$ 275
Taxable Equivalent Adjustment(1)		5			5			4

Total core deposits	$ 23,995	$ 7	0.13%	$ 24,018	$ 7	0.12%	$ 23,117	$ 6	0.10%
Total transactional deposits	10,431	--	0.01%	10,534	--	0.02%	9,599	--	0.02%
Total deposits	27,773	15	0.22%	27,906	14	0.20%	26,764	12	0.19%

Tax equivalent net interest rate spread			2.97%			3.02%			3.25%
Tax equivalent net interest rate margin(4)			3.07%			3.11%			3.33%

(1) Tax equivalent interest income is calculated using a 35% tax rate.
(2) Includes nonaccrual loans.
(3) Includes debt securities, collateralized loan obligations, asset-backed securities, FHLB and FRB common stock, and other investment securities.
(4) Includes certain adjustments for the following periods which impacted our tax equivalent net interest margin as follows:

				Three months ended
				December 31, 2014
Tax equivalent net interest rate margin as reported (GAAP)				3.11%
CLO payoff discount recognition				-0.01%
CMBS prepayment normalization				-0.01%
CMO amortization and retroactive adjustment				0.01%
CRE prepayment penalties				-0.01%
Tax equivalent net interest rate margin normalized (non-GAAP)				3.09%

First Niagara Financial Group, Inc.
Allowance for Loans and Lease Losses & Asset Quality
(in thousands)
	2015	2014				2013
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Beginning balance	$ 234,251	$ 222,753	$ 219,426	$ 213,937	$ 209,274	$ 197,953
Net loan (charge-offs) recoveries:
Commercial real estate	$ (5,825)	$ (2,008)	$ (2,259)	$ (4,885)	$ 905	$ (5,764)
Commercial business	(4,178)	(12,650)	(3,148)	(1,795)	(9,138)	(6,382)
Residential real estate	(266)	(476)	(102)	(352)	(174)	(168)
Home equity	(1,526)	(1,406)	(1,131)	(1,294)	(3,045)	(1,528)
Indirect auto	(1,226)	(2,241)	(1,621)	(1,455)	(2,086)	(1,215)
Credit cards	(2,450)	(2,464)	(2,726)	(2,930)	(3,044)	(3,082)
Other consumer	(1,807)	(1,457)	(1,986)	(1,200)	(2,055)	(2,140)
Total net loan charge-offs	$ (17,278)	$ (22,702)	$ (12,973)	$ (13,911)	$ (18,637)	$ (20,279)
Provision for loan losses	14,165	34,200	16,300	19,400	23,300	31,600
Ending balance	$ 231,138	$ 234,251	$ 222,753	$ 219,426	$ 213,937	$ 209,274

Supplemental information
Allowance to loans	1.00%	1.02%	0.98%	0.98%	0.98%	0.98%
Allowance for originated loans to originated loans(1)	1.15%	1.18%	1.16%	1.19%	1.21%	1.21%

Net charge-offs (recoveries) to average loans (annualized)
Commercial real estate	0.29%	0.10%	0.11%	0.25%	(0.05)%	0.30%
Commercial business	0.29%	0.87%	0.22%	0.13%	0.68%	0.49%
Total commercial loans	0.28%	0.42%	0.16%	0.20%	0.25%	0.38%
Residential real estate	0.03%	0.06%	0.01%	0.04%	0.02%	0.02%
Home equity	0.21%	0.19%	0.16%	0.18%	0.44%	0.22%
Indirect auto	0.22%	0.42%	0.33%	0.33%	0.52%	0.33%
Credit cards	3.16%	3.13%	3.49%	3.80%	3.88%	3.93%
Other consumer	2.63%	2.06%	2.77%	1.65%	2.74%	2.79%
Total consumer loans	0.33%	0.36%	0.35%	0.34%	0.50%	0.40%
Total loans	0.30%	0.40%	0.23%	0.25%	0.34%	0.38%

Net charge-offs (recoveries) of originated loans to average originated loans (annualized)(1)
Commercial real estate	0.24%	0.06%	0.13%	0.29%	(0.11)%	0.24%
Commercial business	0.31%	0.93%	0.24%	0.14%	0.73%	0.53%
Total commercial loans	0.27%	0.44%	0.18%	0.22%	0.26%	0.37%
Residential real estate	0.05%	0.09%	0.02%	0.07%	0.04%	0.04%
Home equity	0.16%	0.15%	0.17%	0.16%	0.21%	0.29%
Indirect auto	0.22%	0.42%	0.33%	0.33%	0.52%	0.33%
Credit cards	3.16%	3.13%	3.49%	3.80%	3.88%	3.93%
Other consumer	2.63%	2.06%	2.77%	1.65%	2.74%	2.80%
Total consumer loans	0.38%	0.44%	0.45%	0.45%	0.57%	0.56%
Total loans	0.31%	0.44%	0.27%	0.30%	0.36%	0.43%

Nonperforming loans:
Originated(1):
Commercial real estate	$ 65,655	$ 53,164	$ 57,340	$ 55,945	$ 41,296	$ 53,395
Commercial business	54,506	45,201	36,939	32,861	35,335	42,013
Residential real estate	32,791	33,652	36,113	33,870	32,736	31,478
Home equity	26,163	23,749	23,392	19,429	19,516	18,426
Indirect auto	13,399	12,616	11,890	9,821	7,943	6,274
Other consumer	5,065	5,140	5,134	5,037	5,216	5,838
Total originated nonperforming loans	197,579	173,522	170,808	156,963	142,042	157,424
Total acquired nonperforming loans(2)	30,236	30,223	28,611	32,488	30,617	30,088
Total nonperforming loans	227,815	203,745	199,419	189,451	172,659	187,512
Real estate owned	19,128	20,541	20,261	24,270	25,466	24,788
Total nonperforming assets(3)	$ 246,943	$ 224,286	$ 219,680	$ 213,721	$ 198,125	$ 212,300

Accruing troubled debt restructurings (TDR)	$ 64,401	$ 67,102	$ 69,199	$ 80,214	$ 56,038	$ 52,263
Loans 90 days past due still accruing(4)	87,213	93,903	108,615	112,718	119,134	113,212
Total classified loans(5)	615,518	609,316	649,320	661,699	667,327	663,700
Total criticized loans(6)	$ 990,656	$ 1,041,050	$ 1,089,851	$ 1,072,133	$ 1,075,523	$ 985,019

Total nonperforming loans to loans	0.99%	0.88%	0.88%	0.85%	0.79%	0.87%
Total nonperforming originated loans to originated loans(1)	1.01%	0.90%	0.91%	0.86%	0.82%	0.93%
Total nonperforming assets to loans and real estate owned	1.07%	0.97%	0.96%	0.96%	0.91%	0.99%
Total nonperforming assets to assets	0.63%	0.58%	0.58%	0.55%	0.52%	0.56%
Allowance to nonperforming loans	101.5%	115.0%	111.7%	115.8%	123.9%	111.6%

Originated loans(1)	$ 19,528,609	$ 19,295,553	$ 18,841,896	$ 18,196,302	$ 17,388,542	$ 16,922,161
Acquired loans(7)	3,681,354	3,834,931	4,028,091	4,254,750	4,475,593	4,642,775
Credit related discount on acquired loans(8)	(91,689)	(93,102)	(100,138)	(105,233)	(113,295)	(125,283)
Total Loans	$ 23,118,274	$ 23,037,382	$ 22,769,849	$ 22,345,819	$ 21,750,840	$ 21,439,653

(1) Originated loans represent total loans excluding acquired loans.
(2) Nonperforming acquired loans include certain lines of credit that are considered nonaccruing.
(3) Does not include a $5.5 million loan that was classified as held for sale at March 31, 2015, which was sold and for which we received the proceeds on April 2, 2015.
(4) Includes acquired loans that were originally recorded at fair value upon acquisition, credit card loans, and loans that have matured which are in the process of collection.
(5) Includes consumer loans, which are considered classified when they are 90 days or more past due. Classified loans include substandard, doubtful, and loss, which are consistent with regulatory definitions, and as described in Item 1, "Business," under the heading "Asset Quality Review" in our Annual Report on 10-K for the year ended December 31, 2014.
(6) Criticized loans includes consumer loans when they are 90 days or more past due. Criticized loans include special mention, substandard, doubtful, and loss.
(7) Carrying value of acquired loans plus the principal not expected to be collected.
(8) Principal on acquired loans not expected to be collected.

First Niagara Financial Group, Inc.
Key Statistics
(Risk weighted assets in millions; share counts in thousands)

	2015	2014				2013
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
First Niagara Financial Group, Inc. capital ratios(1)(2):
Tier 1 risk based capital	10.02%	9.81%	9.82%	9.58%	9.62%	9.56%
Total risk based capital	11.95%	11.75%	11.75%	11.53%	11.60%	11.53%
Common equity tier 1 capital	8.48%	N/A	N/A	N/A	N/A	N/A
Tier 1 common capital(3)	N/A	8.20%	8.19%	7.93%	7.93%	7.86%
Leverage	7.56%	7.50%	7.34%	7.34%	7.28%	7.26%
Equity to assets	10.60%	10.62%	10.79%	13.16%	13.23%	13.27%
Tangible common equity to tangible assets(3)	6.34%	6.30%	6.39%	6.14%	6.07%	6.02%
Total risk weighted assets	$ 28,153	$ 28,186	$ 27,729	$ 27,313	$ 26,638	$ 26,412

First Niagara Bank, N.A capital ratios(1)(2):
Tier 1 risk based capital	10.65%	10.48%	10.41%	10.19%	10.23%	10.15%
Total risk based capital	11.53%	11.37%	11.27%	11.05%	11.08%	10.99%
Common equity tier 1 capital	10.65%	N/A	N/A	N/A	N/A	N/A
Leverage	8.03%	8.01%	7.78%	7.80%	7.74%	7.70%
Total risk weighted assets	$ 28,068	$ 28,146	$ 27,686	$ 27,272	$ 26,595	$ 26,365

Number of branches	393	411	411	411	411	421
Full time equivalent employees	5,322	5,572	5,768	5,874	5,750	5,807

Share information and per share metrics:
Common shares outstanding	353,717	353,388	355,423	355,483	354,127	353,941
Preferred shares outstanding	14,000	14,000	14,000	14,000	14,000	14,000
Treasury shares	12,285	12,614	10,579	10,519	11,875	12,061
Market price (NASDAQ: FNFG):	$ 8.84	$ 8.43	$ 8.33	$ 8.74	$ 9.45	$ 10.62
Book value per common share(4)	10.80	10.71	10.72	13.54	13.40	13.31
Tangible book value per common share(3)(4)	6.78	6.67	6.66	6.32	6.15	6.04
Price/Book	81.85%	78.71%	77.71%	64.55%	70.52%	79.79%
Price/Tangible book(1)	130.38%	126.39%	125.08%	138.29%	153.66%	175.83%
Common stock dividends	$ 0.08	$ 0.08	$ 0.08	$ 0.08	$ 0.08	$ 0.08
Preferred stock dividends	0.54	0.54	0.54	0.54	0.54	0.54
Dividend payout ratio	66.67%	47.06%	N/M	42.11%	53.33%	40.00%
Dividend yield (annualized)	3.67%	3.77%	3.81%	3.67%	3.43%	2.99%

N/M Not meaningful.
(1) Represents an estimate as of March 31, 2015. All preceding quarters represent actual amounts.
(2) Basel III Transitional rules became effective for us on January 1, 2015. Ratios and amounts presented prior to March 31, 2015 are calculated under Basel I rules. As of March 31, 2015, the ratios presented are calculated under the Basel III Standardized Transitional Approach. Common equity tier 1 capital under Basel III replaced Tier 1 common capital under Basel I. Prior to Basel III becoming effective on January 1, 2015, tier 1 common capital under Basel I was a non-GAAP financial measure.
(3) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(4) Share count excludes unallocated ESOP shares prior to January 1, 2015 and unvested restricted stock shares.

First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation
(in thousands, except per share amounts)

	2015	2014				2013
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Financial ratios computed on an operating basis(1):
Earnings per basic share	$ 0.15	$ 0.15	$ 0.19	$ 0.19	$ 0.17	$ 0.20
Earnings per diluted share	0.15	0.15	0.19	0.19	0.17	0.20
Weighted average shares outstanding - basic(2)	350,741	350,444	350,381	350,229	349,906	349,718
Weighted average shares outstanding - diluted(2)	352,621	352,152	351,898	351,541	351,408	350,699
Noninterest income as a percentage of net revenue(3)	23.83%	22.24%	21.62%	22.93%	22.08%	24.17%
Pre-tax, pre-provision income	101,667	98,714	99,210	108,554	109,091	142,442
Pre-tax, pre-provision income per diluted share	0.29	0.28	0.28	0.31	0.31	0.41
Pre-tax, pre-provision return on average assets	1.07%	1.02%	1.02%	1.14%	1.17%	1.51%
Net interest margin(4)	3.07%	3.11%	3.21%	3.26%	3.33%	3.41%
Interest yield on average loans(4)	3.75%	3.78%	3.80%	3.89%	3.98%	4.04%
Rate paid on interest-bearing liabilities	0.48%	0.45%	0.44%	0.44%	0.44%	0.43%
Efficiency ratio	70.5%	71.5%	71.5%	69.2%	68.6%	61.5%
Effective tax rate	30.0%	3.7%	10.3%	14.5%	19.7%	29.7%
Return on average assets	0.65%	0.63%	0.76%	0.80%	0.74%	0.82%
Return on average equity	6.12%	5.82%	5.76%	6.01%	5.52%	6.18%
Return on average tangible equity(5)	9.30%	8.85%	11.35%	12.01%	11.14%	12.64%
Return on average common equity	5.85%	5.54%	5.54%	5.80%	5.27%	5.99%
Return on average tangible common equity(6)	9.34%	8.85%	11.73%	12.48%	11.47%	13.25%

Reconciliation of noninterest expense on operating basis to reported noninterest expense(1):
Total noninterest expense on operating basis (Non-GAAP)	$ 243,521	$ 248,246	$ 249,461	$ 244,115	$ 238,380	$ 227,148
Restructuring charges	17,517	9,066	2,364	--	10,356	--
Goodwill impairment	--	--	1,100,000	--	--	--
Deposit account remediation	--	(23,000)	45,000	--	--	--
Total reported noninterest expense (GAAP)	$ 261,038	$ 234,312	$ 1,396,825	$ 244,115	$ 248,736	$ 227,148

Reconciliation of net operating income to net income(1):
Net operating income (Non-GAAP)	$ 62,246	$ 60,697	$ 74,009	$ 75,875	$ 68,555	$ 77,690
Nonoperating income and expenses, net of tax:
Restructuring charges	10,861	6,364	1,555	--	8,345	--
Goodwill impairment	--	--	963,267	--	--	--
Deposit account remediation	--	(14,734)	29,233	--	--	--
Total nonoperating expenses, net of tax	10,861	(8,370)	994,055	--	8,345	--
Net income (loss) (GAAP)	$ 51,385	$ 69,067	$ (920,046)	$ 75,875	$ 60,210	$ 77,690

Reconciliation of net operating income available to common stockholders to net income available to common stockholders(1):
Net operating income available to common stockholders (Non-GAAP)	$ 54,699	$ 53,150	$ 66,462	$ 68,328	$ 61,008	$ 70,143
Nonoperating income and expenses, net of tax:
Restructuring charges	10,861	6,364	1,555	--	8,345	--
Goodwill impairment	--	--	963,267	--	--	--
Deposit account remediation	--	(14,734)	29,233	--	--	--
Total nonoperating income and expenses, net of tax	10,861	(8,370)	994,055	--	8,345	--
Net income (loss) available to common stockholders (GAAP)	$ 43,838	$ 61,520	$ (927,593)	$ 68,328	$ 52,663	$ 70,143

Computation of pre-tax,pre-provision income:
Net interest income	$ 262,944	$ 269,783	$ 273,279	$ 271,812	$ 270,747	$ 280,278
Noninterest income	82,244	77,177	75,392	80,857	76,724	89,312
Noninterest expense	(261,038)	(234,312)	(1,396,825)	(244,115)	(248,736)	(227,148)
Pre-tax, pre-provision income (loss) (GAAP)	84,150	112,648	(1,048,154)	108,554	98,735	142,442
Add back: non-operating noninterest expenses (1)	17,517	(13,934)	1,147,364	--	10,356	--
Pre-tax, pre-provision income (Non-GAAP)(1)	$ 101,667	$ 98,714	$ 99,210	$ 108,554	$ 109,091	$ 142,442

(1) Noninterest expense on an operating basis, net operating income, and pre-tax, pre-provision income on an operating basis are non-GAAP measures that we believe provide meaningful comparisons of our underlying operational performance and facilitates investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, we believe exclusion of these nonoperating items enables management to perform a more effective evaluation and comparison of our results and to assess performance in relation to our ongoing operations.
(2) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(3) Net revenue is comprised of net interest income and noninterest income.
(4) Yields and rates calculated on a tax equivalent basis.
(5) Tangible equity is a non-GAAP measure and excludes goodwill and other intangibles.
(6) Tangible common equity is a non-GAAP measure and excludes goodwill and other intangibles as well as preferred stock.

First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation (Cont.)
(in thousands, except per share amounts)

	2015	2014				2013
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Computation of Ending Tangible Assets:
Total assets	$ 38,907,479	$ 38,551,038	$ 37,972,042	$ 38,627,608	$ 37,991,209	$ 37,628,362
Less: Goodwill and other intangibles	(1,410,800)	(1,417,005)	(1,423,437)	(2,528,481)	(2,535,271)	(2,542,783)
Tangible assets	$ 37,496,679	$ 37,134,033	$ 36,548,605	$ 36,099,127	$ 35,455,938	$ 35,085,579

Computation of Average Tangible Assets:
Total assets	$ 38,706,545	$ 38,317,930	$ 38,591,115	$ 38,212,597	$ 37,378,587	$ 37,378,780
Less: Goodwill and other intangibles	(1,413,765)	(1,420,119)	(2,514,581)	(2,531,612)	(2,546,031)	(2,546,031)
Tangible assets	$ 37,292,780	$ 36,897,811	$ 36,076,534	$ 35,680,985	$ 34,832,556	$ 34,832,749

Computation of Ending Tangible Equity:
Total stockholders' equity	$ 4,125,246	$ 4,092,758	$ 4,095,702	$ 5,081,674	$ 5,026,985	$ 4,993,353
Less: Goodwill and other intangibles	(1,410,800)	(1,417,005)	(1,423,437)	(2,528,481)	(2,535,271)	(2,542,783)
Tangible equity	$ 2,714,446	$ 2,675,753	$ 2,672,265	$ 2,553,193	$ 2,491,714	$ 2,450,570

Computation of Ending Tangible Common Equity:
Total stockholders' equity	$ 4,125,246	$ 4,092,758	$ 4,095,702	$ 5,081,674	$ 5,026,985	$ 4,993,353
Less: Goodwill and other intangibles	(1,410,800)	(1,417,005)	(1,423,437)	(2,528,481)	(2,535,271)	(2,542,783)
Less: Preferred stockholders' equity	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tangible common equity	$ 2,376,444	$ 2,337,751	$ 2,334,263	$ 2,215,191	$ 2,153,712	$ 2,112,568

Computation of Average Tangible Equity:
Total stockholders' equity	$ 4,127,743	$ 4,141,141	$ 5,100,494	$ 5,065,797	$ 5,034,093	$ 4,984,003
Less: Goodwill and other intangibles	(1,413,765)	(1,420,119)	(2,514,581)	(2,531,612)	(2,538,891)	(2,546,031)
Tangible equity	$ 2,713,978	$ 2,721,022	$ 2,585,913	$ 2,534,185	$ 2,495,202	$ 2,437,972

Computation of Average Tangible Common Equity:
Total stockholders' equity	$ 4,127,743	$ 4,141,141	$ 5,100,494	$ 5,065,797	$ 5,034,093	$ 4,984,003
Less: Goodwill and other intangibles	(1,413,765)	(1,420,119)	(2,514,581)	(2,531,612)	(2,538,891)	(2,546,031)
Less: Preferred stockholders' equity	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tangible common equity	$ 2,375,976	$ 2,383,020	$ 2,247,911	$ 2,196,183	$ 2,157,200	$ 2,099,970

Computation of Tier 1 Common Capital:
Tier 1 capital	N/A	$ 2,764,117	$ 2,722,685	$ 2,613,584	$ 2,562,261	$ 2,525,656
Less: Qualifying restricted core capital elements	N/A	(113,785)	(113,556)	(113,330)	(113,107)	(112,886)
Less: Perpetual non-cumulative preferred stock	N/A	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tier 1 common capital (Non-GAAP)	N/A	$ 2,312,330	$ 2,271,127	$ 2,162,252	$ 2,111,152	$ 2,074,768
CONTACT: First Niagara Contacts

         Investors:
         Ram Shankar
         Senior Vice President, Investor Relations
         (716) 270-8623
         ram.shankar@fnfg.com

         News Media:
         David Lanzillo
         Senior Vice President, Corporate Communications
         (716) 819-5780
         david.lanzillo@fnfg.com